                                                                    Exhibit 99.4


                             AMERICAN BANCORP, INC.

                          DISCLOSURE ON CONTROLS BY THE
                     COMPANY'S PRINCIPAL EXECUTIVE OFFICIER
                     PURSUANT TO 18 U.S.C. SECTION 1350, AS
                     ADOPTED PURSUANT TO SECTION 302 OF THE
                           SARBANES-OXLEY ACT OF 2002


Disclosure controls and procedures appear to be in place and functioning effectively during the period covered by this annual report. There appeared to be no significant changes in internal controls or in other factors that could significantly affect these controls in the period covered by this annual report and since the Evaluation Date.




/s/ RONALD J. LASHUTE
---------------------------------
Ronald J. Lashute
Chief Executive Officer


March 17, 2003
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Date